                                                         Exhibit 23.1


Independent Auditors' Report


The Board of Directors and Stockholders
Hello Direct, Inc.

Under date of January 21, 2000, we reported on the consolidated balance sheets of Hello Direct, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, as contained in the annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement on Form S-8 of Hello Direct, Inc. and subsidiary of our report dated January 21, 2000, relating to the consolidated balance sheets of Hello Direct, Inc. as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999, and the related financial statement schedule, which report appears in this December 31, 1999, annual report on Form 10-K of Hello Direct, Inc. and subsidiary.


                                                  /s/ KPMG LLP

Mountain View, California
January 21, 2000